Exhibit 99.1

4411 South 40th St., Ste. D11
Phoenix, Arizona 85040
Telephone: (602) 437-5400
Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
	info@BerkmanAssociates.com	www.MeadowValley.com
Meadow Valley Announces Arbitration Settlement
$2.2 Million in Cash Released From Escrow
     PHOENIX, ARIZONA, August 7, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that as a result of a settlement agreement reached with one of its former subcontractors, Innovative Construction Services (“ICS”), it has received $2.2 million in cash that had previously been held in escrow.
     “Because ICS has agreed to dismiss its claims against Meadow Valley without any payment to ICS, the settlement effectively terminates the ongoing ICS arbitration and puts an end to our costs of defending against the current claims,” said Bradley Larson, CEO of Meadow Valley.
     Under the terms of the settlement agreement, Meadow Valley will receive approximately $2.1 million from the Clark County settlement reported in the Company’s June 21, 2006 press release, and $0.1 million from other funds that had previously been placed in escrow pending the outcome of the ICS arbitration.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in southern Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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